Exhibit 4.5

FORM 51–102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company:

Absolute Software Corporation (“Absolute”)

1055 Dunsmuir Street, Suite 1400

Vancouver, BC

V7X 1K8

Item 2	Date of Material Change:

October 20, 2020

Item 3	News Release:

Absolute issued a news release on October 20, 2020 that was disseminated via Business Wire and filed on SEDAR.

Item 4	Summary of Material Change:

Absolute announced the appointment of Steven Gatoff as Absolute’s new Chief Financial Officer, effective November 10, 2020.

Item 5	Full Description of Material Change:

5.1	Full Description of Material Change:

Absolute announced that Steven Gatoff will join Absolute as Chief Financial Officer effective November 10, 2020. Reporting directly to Christy Wyatt, Absolute’s President and CEO, Mr. Gatoff will have responsibility for all global finance, accounting, financial reporting, audit, tax, investor relations, and capital planning functions.

5.2	Disclosure for Restructuring Transactions:

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102:

Not applicable.

Item 7	Omitted Information:

Not applicable.

Item 8	Executive Officer:

The name and business telephone number of an executive officer of Absolute who is knowledgeable about the material change and this material change report is:

Maninder Malli

Vice President, Legal and Corporate Secretary

604-730-9851

Item 9	Date of Report:

October 20, 2020